June 15, 2021

Dear Ursula,

In recognition of you taking on the temporary role of Acting Chief Financial Officer (“CFO”) of JetBlue Airways Corporation (“JetBlue” or the “Company”) effective June 12, 2021, reporting to the Chief Executive Officer, we would like to offer the following:

ADDITIONAL CASH PAYMENT: You will be eligible to receive a lump sum, one-time payment equal to $15,000 for each month that you serve in the position of Acting CFO, i.e., until a permanent CFO is appointed, which period will begin June 12, 2021 (the “Additional Payment”). The amount of the Additional Payment will be reduced by applicable tax withholding obligations. The time of payment is as set forth in “Timing of Payment of Acting CFO Compensation,” below.

ADDITIONAL CASH BONUS OPPORTUNITY: As you can appreciate, managing our finances is critical to the success of the Company. You have many responsibilities and deliverables as Acting CFO. To align priorities and interests, I’d like to highlight a few goals: A) deliver an operating plan for 2022 in line with investor expectations that is approved by the Board of Directors of the Company (the “Board”); B) conduct several investor briefings and quarterly earnings calls to bolster confidence in our financial strategy; and C) perform a review of your organization from a resource, business continuity and Crewmember engagement perspective and implement an agreed upon action plan that bolsters the function. Upon successful completion of these deliverables in 2021, you will be eligible to receive a future cash bonus of $200,000, representing approximately $66,666 for each goal achieved (the “Additional Bonus,” and together with the Additional Payment, the “Acting CFO Compensation”). The Additional Bonus will be reduced by applicable tax withholding obligations and is in addition to any annual incentive bonus you may be entitled to as a senior executive of the Company, in accordance with its annual cash incentive award program.

TIMING OF PAYMENT OF ACTING CFO COMPENSATION: The Acting CFO Compensation, if earned, will be paid 30 days following the lapse of CARES Act, Consolidated Appropriations Act or American Rescue Plan Act compensation restrictions, or any subsequent legislation establishing similar limitations (collectively, the “Government Support” and such date, the “Payment Date”). Note, you must remain actively employed with JetBlue through the Payment Date in order to be eligible to receive payment of the Acting CFO Compensation. However, should you retire or experience an involuntary termination prior to the Payment Date, any entitlement to the Acting CFO Compensation will be determined by the Company’s Chief Executive Officer and Chief People Officer, or the Compensation Committee, as applicable, as the Company deems appropriate in its sole and exclusive discretion based on the circumstances at the time, with payment, if any, occurring on the Payment Date.

If any portion or all of the Acting CFO Compensation is deemed to violate requirements of the Government Support compensation restrictions, they shall be void to the extent necessary to comply with such requirements. This letter is intended to satisfy the requirements of Section 409A of the U.S. Internal Revenue Code with respect to amounts subject thereto and shall be interpreted, construed and performed consistent with such intent.

Thank you again for your continued extraordinary efforts during this unprecedented time and stepping up. We look forward to your future contributions and continued success here at JetBlue.

Sincerely,

/s/ Robin Hayes                Date: June 17, 2021
Robin Hayes
Chief Executive Officer

I Accept

/s/ Ursula L. Hurley                 Date: June 15, 2021
Ursula Hurley
Acting Chief Financial Officer